SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 31, 2010

KIWIBOX.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-20432	75-2228828
(Commission File Number)	(IRS Employer Identification No.)

330 West 38th Street, Suite 1602, New York, New York 10018
(Address of principal executive offices) (Zip Code)

(212) 239-8210
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 1, 2010, the Board of Directors of Kiwibox.Com, Inc. appointed Andre Scholz to serve as the President and Chief Executive Officer of the Company. Mr. Scholz, previously serving as Chief Technology Officer of the Company, shall continue to serve as a member of the Company’s Board of directors. Dr. Rudolf Hauke, who has served as the President and Chief Executive Officer since July, 2008, resigned from these officer positions and as a member of the Company’s Board of Directors, effective as of the close of business, July 31, 2010. Dr. Hauke decided to devote all of his professional time to the business development of his own company and his resignation was not due to or related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Company and Mr. Scholz executed a new consulting agreement, effective August 1, 2010. Under the new consulting agreement, Mr. Scholz will continue to receive the same base salary of $20,000 and 100,000 restricted common shares for each month of service for the new term of eight months, through March 31, 2011. The new consulting agreement is terminable by the Company immediately for “cause,” which includes material violation of a law or regulation that governs Mr. Scholz’s conduct as an officer of the Company, material neglect or failure of duties following written notice or dishonesty of a material nature.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KIWIBOX.COM, INC.

Dated: August 2, 2010	By:	/s/ Craig S. Cody
Craig S. Cody
Chief Financial Officer